Exhibit 15

Letter re: Unaudited Interim Financial Information

FMC Corporation

Philadelphia, Pennsylvania

Re: Registration Statements on Form S-3 (No. 333-154824 and 333-59543) and Form S-8 (Nos. 33-10661, 33-7749, 33-41745, 33-48984, 333-18383, 333-24039, 333-62683, 333-69805, 333-69714 and 333-111456).

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 31, 2008 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 31, 2008